HC Capital U.S. Mortgage/Asset Backed Fixed Income Portfolio

Amendment No.1 to the Portfolio Management Agreement

Amendment, made as of August 26, 2011 and retroactively effective as of June 30, 2011, to the Portfolio Management Agreement dated December 6,2010 (the Agreement) between the HC Capital Trust, an investment company registered under the Investment Company Act of 1940 as an open-end, series, management investment company, and BlackRock Financial Management, Inc (BlackRock). All capitalized terms used in this Amendment and not defined herein shall have the same meaning ascribed to them in the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

WHEREAS, Hirtle Callaghan & Co., LLC (Hirtle Callaghan or HCC) is a registered investment adviser that serves as the primary investment adviser to the Trust through its HC Capital Solutions operating division and provides similar services to certain other investment advisory clients (Other Hirtle Accounts); and

WHEREAS, Portfolio Manager provides day-to-day portfolio management services to the HC Capital Trust U.S. Mortgage/
Asset Backed Fixed Income Portfolio (Portfolio), a separate series of the Trust, pursuant to the Agreement, as well as to the HC Capital Trust Core Fixed Income
Portfolio and Other Hirtle Accounts; and

WHEREAS, the Portfolio
Manager has proposed to amend the Agreement in a manner that will reduce the fee payable to the Portfolio Manager under certain circumstances as more fully set forth herein, and the Trust has determined that such amendment is in the interests of the shareholders of the Portfolio;

NOW, THEREFORE, it is hereby agreed that Section 4 of the Agreement will be replaced in its entirety by the following:
4.(a) Portfolio Manager shall pay all of its expenses incurred in the performance of its duties under its Agreement and shall not be required to pay any of the expenses of the Trust. For its services under this Agreement, Portfolio Manager shall be entitled to receive a fee, which fee shall be calculated daily and payable quarterly, at the annual rate of 0.175% of the first $200 million of the Combined Assets and 0.15% of the Combined Assets exceeding $200 million

(b) For purposes of this Agreement:

(i) Combined Assets shall mean the sum of (i) the net assets of the Account; (ii) the net assets of that portion of The Core Fixed Income Securities Portfolio of the Trust allocated to the Portfolio Manager from time-to-time and (iii) the net assets of each of the Other Hirtle Accounts.

(ii) Average Quarterly Net Assets shall mean the average of the average daily net asset values of the Account, the average of the average daily net asset values of The Core Fixed Income Securities Portfolio of the Trust allocated to the Portfolio Manager from time-to-time and/or the average of the month-end net asset values of the Combined Assets on the Other Hirtle Accounts, as the case may be, as of the last business day of each of the three months in the calendar quarter. It is understood that the average daily net asset value of the Account and The Core Fixed Income Securities Portfolio shall be calculated in accordance with the policies of the Trust as set forth in the Trusts prospectus as it may be amended from time to time and that the net asset value of the Other Accounts shall be calculated by the applicable custodian or valuation agent and 1 that income accruals and receivables shall be included in making such calculation.

(iii) The fee payable to BlackRock by the Portfolio shall be paid and billed in arrears based on the Average Quarterly Net Assets of the Combined Assets during the preceding calendar quarter. The fee payable shall be calculated by applying the annual rate, as set forth in the fee schedule above, to the Average Quarterly Net Assets of the Combined Assets, multiplied by actual/365; and multiplying by a factor that is equal to the proportion that the Quarterly Average Net Assets of the Account bears to the Combined Assets.

(iv) For a calendar quarter in which this Agreement becomes effective or terminates, the portion of the Portfolio
Manager's fee due hereunder with respect to the Account shall be prorated on the basis of the number of days that the Agreement is in effect during the calendar quarter.

This Amendment may be executed in any number of counterparts by the parties hereto (including facsimile transmission), each of which counterparts when so executed shall constitute an original, but the counterparts when together shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized representatives as of the date fIrst above written.

HC CAPITAL TRUST

BLACKROCK FINANCIAL MANAGEMENT, INC.